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                                                                    Exhibit 10.3

                               ADVISORY AGREEMENT

          This Advisory Agreement (this "Agreement") is made and entered into as of December 12, 2004 by and between GMH Holding Company ("Holdings"), GMH Acquisition Corp. (the "Company" and together with Holdings, the "Companies") and CVC Management LLC ("Advisor"). Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement") by and among the Companies and Gallarus Media Holdings, Inc.

          WHEREAS, the Companies desire to retain Advisor and Advisor desires to perform for the Companies and/or their subsidiaries certain services;

          NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

          1. Term. (a) This Agreement shall be in effect for an initial term often (10) years commencing on the date of the closing under the Merger Agreement (the "Term"), and shall be automatically extended thereafter on a year to year basis unless the Companies provide or Advisor provides written notice of its or then desire to terminate this Agreement to the other party 90 days prior to the expiration of the Term or any extension thereof; provided, however, that Holdings may terminate its obligation to pay Advisory Fees (as such term is defined below), and correspondingly, Advisor's obligations under Section 2, at Holdings' option, upon or concurrently with Holdings' First Public Offering, by providing Advisor not less than ten (10) days prior written notice (an "Early Termination"). In the event of an Early Termination, Holdings shall pay to Advisor an amount equal to the Termination Fee.

               (b) As used herein, the "Termination Fee" means the net present value of all Advisory Fees that would have been payable from Holdings to Advisor from the effective date of the Early Termination through the end of the Term, assuming that an Early Termination had not occurred. Any calculation of net present value done in connection with the payment of the Termination Fee shall be calculated by the board of directors of Holdings in good faith.

               (c) As used herein, "First Public Offering" means the first underwritten public offering of the Common Stock of Holdings after the date hereof pursuant to an effective registration statement under the Securities Act of 1933, as amended, other than pursuant to a registration statement on Form S-4 or Form S-8 or any similar or successor form or a registration statement registering a public offering of a combination of debt and equity securities of Holdings in which not more than ten percent (10%) of the gross proceeds received from the sale of such securities is attributed to such equity securities, provided that the net proceeds of such public offering equal $50,000,000 or more.

          2. Services. Advisor shall perform or cause to be performed such services for the Companies and/or their subsidiaries as directed by such Company's board of directors, which may include, without limitation, the following:

               (a) executive and management services;

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               (b) identification, support and analysis of acquisitions and dispositions by such Company or its subsidiaries;

               (c) support and analysis of financing alternatives, including, without limitation, in connection with acquisitions, capital expenditures and refinancing of existing indebtedness;

               (d) finance functions, including assistance in the preparation of financial projections, and monitoring of compliance with financing agreements;

               (e) human resource functions, including searching and hiring of executives; and

               (f) other services for such Company or its subsidiaries upon which such Company's board of directors and Advisor agree.

          Notwithstanding any provision in this Agreement to the contrary, each of the parties hereto acknowledges and agrees that there are no minimum levels of services required to be provided to the Companies pursuant to this Agreement.

          3. Advisory Fee. Subject to the terms and conditions herein, payment for services rendered by Advisor and/or its affiliates incurred in connection with the performance of services pursuant to this Agreement shall be billed on an hourly basis for actual services rendered (it being agreed that no minimum services levels shall be required), plus reasonable out-of-pocket expenses incurred by Advisor and/or its affiliates commencing with the fiscal quarter first ending after December 31, 2004; provided that, if the Companies and their subsidiaries are in compliance with the financial covenants and negative covenants contained in the Companies' agreements governing its senior indebtedness (the "Loan Agreement"), in lieu of the aforementioned fees and expenses, Advisor and/or its affiliates shall have the right to collect an annual advisory fee (the "Advisory Fee"), the amount of which shall be the greater of (i) $210,000 per annum (the "Flat Fee") or (ii) .016% per annum of the annual consolidated revenue the Companies and their subsidiaries (determined on a trailing twelve month basis) (the "Percentage Fee"), plus reasonable out-of-pocket expenses of Advisor and/or its affiliates.

               (a) Adjustment. In the event that the Advisory Fee paid in any given year pursuant to this Section 3 exceeds the greater of the Flat Fee or the Percentage Fee, the Advisor shall promptly repay to the Companies the difference between the greater of the Flat Fee or the Percentage Fee and the amount of the Advisory Fee actually paid by the Companies during that year. In the event that the amount of the Advisory Fee paid by the Companies to the Advisor in any given year is less than the greater of the Flat Fee or the Percentage Fee, the Companies shall promptly pay the difference between the amount of Advisory Fee actually paid to the Advisor and the greater of the Flat Fee or the Percentage Fee.

               (b) Collection of Fee. The decision whether to collect any Advisory Fee in a given year shall be in the Advisor's sole discretion. The Advisor's decision not to collect an Advisory Fee in any given year shall not be construed to be a waiver of the Advisor's right to collect an Advisory Fee in any future year.


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               (c) Fee Calculation. All fees and expenses described in this paragraph 3 shall be payable to Advisor or its designees on a quarterly basis in advance (based on the parties' estimate of the amount of fees and expenses which shall become due and payable for such quarter) commencing as of the date hereof. For the purposes of this Section 3, compliance with the financial covenants and negative covenants contained in the Loan Agreement shall be determined on a pro-forma basis and, to the extent required by the Loan Agreement, shall include the dividend paid by the Company to Holdings for the purpose of paying the Advisory Fee and any other fees and expenses that may be payable to the Advisor hereunder.

          4. Transaction Fees. The Companies hereby agree to pay to Advisor or its designee on the Closing Date (as defined in the Merger Agreement) upon the consummation of the transactions contemplated by the Merger Agreement a fee for services rendered in connection with the structuring of the financing for the transactions contemplated by the Merger Agreement (the "Transactions") and certain other management services in the amount of Three Million Dollars ($3,000,000), plus reasonable out-of-pocket expenses. Such fees shall be payable to Advisor or its designees by wire transfer to an account designated in writing by the Advisor.

          5. Personnel. Advisor shall provide and devote to the performance of this Agreement such partners, employees and agents of Advisor as Advisor shall deem appropriate to the furnishing of the services required.

          6. Liability. Neither Advisor nor any other Indemnitee (as defined in
Section 7 below) shall be liable to any of the Companies or any of their subsidiaries or affiliates for any loss, liability, damage or expense arising out of or in connection with the performance of services contemplated by this Agreement, unless such loss, liability, damage or expense shall be proven to result directly from gross negligence, willful misconduct or bad faith on the part of an Indemnitee acting within the scope of such person's employment or authority. Advisor makes no representations or warranties, express or implied, in respect of the services to be provided by Advisor or any of the other Indemnitees. Except as Advisor may otherwise agree in writing after the date hereof: (i) Advisor shall have the right to, and shall have no duty (contractual or otherwise) not to, directly or indirectly: (A) engage in the same or similar business activities or lines of business as any of the Companies or any of their subsidiaries, including those competing with any of the Companies or any of their subsidiaries and (B) do business with any client or customer of any of the Companies or any of their subsidiaries; (ii) neither Advisor nor any officer, director, employee, partner, affiliate or associated entity thereof shall be liable to any of the Companies or any of their subsidiaries or affiliates for breach of any duty (contractual or otherwise) by reason of any such activities of or of such person's participation therein; and (iii) in the event that Advisor acquires knowledge of a potential transaction or matter that may be a corporate opportunity for the Companies or any of their subsidiaries, on the one hand, and Advisor, on the other hand, or any other person, Advisor shall have no duty (contractual or otherwise) to communicate or present such corporate opportunity to the Companies or any of their subsidiaries and, notwithstanding any provision of this Agreement to the contrary, shall not be liable to the Companies or any of their affiliates for breach of any duty (contractual or otherwise) by reasons of the fact that Advisor directly Or indirectly pursues or acquires such opportunity for itself, directs such opportunity to another person, or does not present such opportunity to the Companies. In no event will any of the parties hereto be liable to any other party hereto for any indirect, special, incidental or consequential damages, including lost profits


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or savings, whether or not such damages are foreseeable, or in respect of any liabilities relating to any third party claims (whether based in contract, tort or otherwise) other than the Claims (as defined in Section 7 below) relating to the service to be provided by Advisor hereunder.

          7. Indemnity. Each of the Companies and their subsidiaries shall defend, indemnity and hold harmless each of Advisor, its affiliates, members, partners, employees and agents (collectively, the "Indemnitees") from and against any and all loss, liability, damage or expenses arising from any claim by any person with respect to, or in any way related to, the performance of services contemplated by this Agreement (including attorneys' fees) (collectively, "Claims") resulting from any act or omission of any of the Indemnitees, other than for Claims which shall be proven to be the direct result of gross negligence, bad faith or willful misconduct by an Indemnitee. Each of the Companies and their subsidiaries shall defend at its own cost and expense any and all suits or actions (just or unjust) which may be brought against such Company, any of its subsidiaries or any of the Indemnitees or in which any of the Indemnitees may be impleaded with others upon any Claims, or upon any matter, directly or indirectly, related to or arising out of this Agreement or the performance hereof by any of the Indemnitees, except that if such damage shall be proven to be the direct result of gross negligence, bad faith or willful misconduct by an Indemnitee, then Advisor shall reimburse the Companies and their subsidiaries for the costs of defense and other costs incurred by the Companies and their subsidiaries.

          8. Notices. All notices hereunder shall be in writing and shall be delivered personally or mailed by United States mail, postage prepaid, addressed to the parties as follows:

               To the Companies as appropriate:

                    GMH Holding Company
                    Attention: Chief Financial Officer

               To Advisor:

                    CVC Management LLC
                    399 Park Avenue, 14th Floor
                    New York, NY 10043
                    Attention: Paul C. Schorr IV
                    Facsimile: +1-212-888-2940

          9. Assignment. The Companies may not assign any obligations hereunder to any other party without the prior written consent of Advisor (which consent shall not be unreasonably withheld), and Advisor may not assign any Advisor obligations hereunder to any other party without the prior written consent of the Companies (which consent shall not be unreasonably withheld); provided that Advisor may, without consent of the Companies, assign its rights and obligations under this Agreement to any Permitted Transferee (as such term is defined in the Securities Purchase and Holders Agreement to be entered into on the Closing Date among Holdings and its stockholders named therein).


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          10. Successors. This Agreement and all the obligations and benefits hereunder shall inure to the successors and assigns of the parties.

          11. Counterparts. This Agreement may be executed and delivered by each party hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original and all of which taken together shall constitute but one and the same agreement

          12. Entire Agreement; Modification: Governing Law. The terms and conditions hereof constitute the entire agreement between the parties hereto with respect to the subject matter of this Agreement and supersede all previous communications, either oral or written, representations or warranties of any kind whatsoever, except as expressly set forth herein. No modifications of this Agreement nor waiver of the terms or conditions thereof shall be binding upon either party unless approved in writing by an authorized representative of such party. All issues concerning this Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of New York.

          IN "WITNESS WHEREOF, the parties have executed this Advisory Agreement as of the date first written above.

                                        GMH HOLDING COMPANY


                                        By: /s/ IAN D. HIGHET
                                            ------------------------------------
                                        Name: IAN D. HIGHET
                                        Title:
                                               ---------------------------------


                                        GMH ACQUISITION CORP.


                                        By: /s/ IAN D. HIGHET
                                            ------------------------------------
                                        Name: IAN D. HIGHET
                                        Title:
                                               ---------------------------------


                                        CVC MANAGEMENT LLC,


                                        By: /s/ PAUL C. SCHORR IV
                                            ------------------------------------
                                        Name: PAUL C. SCHORR IV
                                        Title:
                                               ---------------------------------


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